Exhibit d(3)
The Lincoln National Life Insurance Company

LARGE ACCOUNT CREDIT ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached. Except as stated in this Endorsement, it is subject to all provisions of the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Endorsement will control. This Endorsement takes effect on the Contract Date shown on the Contract Specifications.

This Endorsement provides for a Large Account Credit that will be applied to the Contract Value on a quarterly basis if the Large Account Credit Threshold and the conditions described below are satisfied. The Large Account Credit amount, if any, is not considered a Purchase Payment.

No additional charge will be assessed under the Contract when the Large Account Credit Endorsement is in effect or if the Large Account Credit is applied.

INTERACTION WITH THE VARIABLE ANNUITY PAYMENT OPTION RIDER: If the Variable Annuity Payment Option Rider is attached to the Contract, for purposes of this Endorsement, on and after the Periodic Income Commencement Date of the Variable Annuity Payment Option Rider, all references to “Contract Value” and “Withdrawal” will mean “Account Value” and “Withdrawal” as defined in the Variable Annuity Payment Option Rider.

DEFINITIONS

Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including any endorsements or other riders attached to such Contract.

LARGE ACCOUNT CREDIT RATE -- The rate used to calculate the Large Account Credit amount. The Large Account Credit Rate is shown on the Large Account Credit Specifications below.

LARGE ACCOUNT CREDIT THRESHOLD -- The dollar amount that will, in part, be used to determine if a Large Account Credit applies. The Large Account Credit Threshold is shown on the Large Account Credit Specifications below.

QUARTERLY VALUATION DATE -- The same calendar day as the Contract Date of every third month following the Contract Date. If such day is not a Valuation Date, any transaction involving the Large Account Credit that should have occurred on the Quarterly Valuation Date will be processed by Us on the first Valuation Date following such calendar day.

The Quarterly Valuation Date is the date a Large Account Credit amount, if any, is paid into the Contract.

CALCULATION OF THE LARGE CREDIT AMOUNT

LARGE ACCOUNT CREDIT AMOUNT IN THE FIRST CONTRACT YEAR. A Large Account Credit amount will be paid on each Quarterly Valuation Date in the first Contract Year if either:
a.
the total Purchase Payments, less Withdrawals and Periodic Income Payments taken under the Variable Annuity Payment Option Rider since the Contract Date, equals or exceeds the Large Account Credit Threshold; or

b.	the Contract Value equals or exceeds the Large Account Credit Threshold.

The amount of the Large Account Credit during the first Contract Year is equal to the Large Account Credit Rate multiplied by the greater of A or B, where:
A	is, on a Quarterly Valuation Date, the total Purchase Payments less Withdrawals and Periodic Income Payments taken under the Variable Annuity Payment Option Rider since the Contract Date; and
B	is the value of the Variable Subaccount(s) on a Quarterly Valuation Date.

LARGE ACCOUNT CREDIT AMOUNT AFTER THE FIRST CONTRACT YEAR. A Large Account Credit amount will be paid if the Contract Value on a Quarterly Valuation Date equals or exceeds the Large Account Credit Threshold.

The amount of the Large Account Credit after the first Contract Year is equal to the Large Account Credit Rate multiplied by the value of the Variable Subaccount(s) on a Quarterly Valuation Date.

ALLOCATION OF THE LARGE ACCOUNT CREDIT AMOUNT. The Large Account Credit amount will be allocated as shown on the Large Account Credit Specifications below.

TERMINATION OF THE LARGE ACCOUNT CREDIT

We will no longer apply a Large Account Credit upon the earlier of the first to occur:
a.	the date the Contract to which this Endorsement is attached is terminated;
b.	the Annuity Commencement Date; or
c.	the date the Lifetime Income Period begins under the Variable Annuity Payment Option Rider.

LARGE ACCOUNT CREDIT ENDORSEMENT SPECIFICATIONS

Large Account Credit Threshold:                                                                                    $XXX,XXX

Large Account Credit Rate:                                                                                    X.XX%

ALLOCATION OF THE LARGE ACCOUNT CREDIT AMOUNT. The Large Account Credit amount will be allocated to each Variable Subaccount that is not subject to an Early Trading Deadline in proportion to the value in each such Variable Subaccount as of the Quarterly Valuation Date. The Large Account Credit will not apply to any portion of the Contract Value attributable to a Variable Subaccount(s) subject to an Early Trading Deadline on that Quarterly Valuation Date.

If the Contract Value is attributable to Variable Subaccount(s) subject to an Early Trading Deadline only, then the Large Account Credit amount will be allocated in proportion to the value in each Variable Subaccount as of the Quarterly Valuation Date.

The Large Account Credit amount will purchase Accumulation Units from the Variable Subaccount(s) at the Accumulation Unit Values as of the Quarterly Valuation Date.

REDUCTION OF THE PRODUCT CHARGE. The Product Charge assessed under the Contract will be reduced by X.XX% if the Contract Value equals or exceeds the Large Account Credit Threshold on the Valuation Date immediately prior to the earlier of the first to occur:
a.	the Annuity Commencement Date; or
b.	the date the Lifetime Income Period begins under the Variable Annuity Payment Option Rider.

The reduction in the Product Charge will commence on the effective date of either event a. or b. above.

ICC21AE-659